Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company reports third quarter 2010 results

Enrollment and revenue up 25.7 percent;

operating income increased 44.4 percent

MINNEAPOLIS, Oct. 26, 2010 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three and nine months ended Sept. 30, 2010.

“Third quarter 2010 was another quarter of strong results,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “Quality post-secondary education remains very attractive due to the opportunity for high life-time return on investment for graduates. Capella has built a leadership position in online learning and a strong reputation for academic quality. Coupled with the breadth of our educational program offerings and focus on learner success, Capella is well-positioned to benefit from the long-term growth drivers in the higher education market.”

“In the near-term, the market environment is becoming more challenging as competition increases for high-quality prospective learners and consumers react to the prolonged uncertainty around the economy,” said Gilligan. “We are responding to this challenge in a disciplined way and remain confident our brand, advanced marketing analytics, and highly differentiated programs will set Capella apart in an increasingly competitive environment. We remain committed to managing our business for sustained long-term growth by differentiating through high-quality learning and career outcomes.”

For the quarter ended Sept. 30, 2010:

•	Total enrollment increased by 25.7 percent from the prior year to 38,634 learners. Graduate program enrollment increased by 19.4 percent year-over-year to slightly over 30,000 learners.

•	Revenues increased by 25.7 percent to $105.0 million, compared to $83.6 million for the third quarter in 2009.

•	Operating income for the quarter was $21.0 million, or 20.0 percent of revenue, compared to $14.5 million, or 17.4 percent of revenue for the same period in 2009.

•	Net income for the third quarter was $13.5 million, or $0.80 per share compared to $9.8 million, or $0.57 per share for the same period in 2009.

•

During the quarter, the company repurchased approximately 300,000 shares for total consideration of $21.1 million. The remaining authorization under the current share repurchase program is $61.2 million as of Sept. 30, 2010.

For the nine-month period ended Sept. 30, 2010:

•	Revenues increased by 29.7 percent to $311.4 million, compared to $240.1 million for the same period in 2009.

•	Operating income for the nine-month period ended Sept. 30, 2010 was $66.7 million, or 21.4 percent of revenue, compared to $41.0 million, or 17.1 percent of revenue during the same period in 2009.

•	Net income in 2010 was $43.2 million or $2.55 per share, compared to $27.7 million or $1.62 per share for the same period in 2009.

Balance Sheet and Cash Flow

As of Sept. 30, 2010, the Company had cash, cash equivalents, and marketable securities of $177.6 million, compared to $172.1 million at Dec. 31, 2009. The Company had no debt in 2010 or 2009.

Cash flow from operations for the nine months ended Sept. 30, 2010 was $52.8 million, compared to $49.4 million in the same period a year ago, an increase of 6.9 percent.

Outlook

For the fourth quarter ending Dec. 31, 2010, enrollment is expected to grow 16.0 to 17.0 percent year-over-year with revenue expected to grow 20.0 to 22.0 percent year-over-year. The operating margin is anticipated to be approximately 24.5 to 25.5 percent of total revenue for the fourth quarter of 2010.

Total enrollment growth for fourth quarter 2010 is anticipated to moderate due to tougher comparisons related to significant process improvements implemented in the second half of 2009 and lower new enrollments.

“New enrollment is anticipated to be slightly down from fourth quarter 2009, due to an increasingly challenging external market environment and our continued focus on attracting high-quality learners prepared for Capella’s rigorous academic experience,” said Steve Polacek, senior vice president and chief financial officer. “We plan to make modest increases in marketing expense while driving productivity and fixed cost leverage to deliver strong operating margin expansion.”

Based on reported year-to-date results and expectations for fourth quarter 2010, we anticipate fiscal year 2010 performance to be within the previously provided guidance ranges of 26.5 to 28.5 percent for annual revenue and average quarterly enrollment growth and operating margins of 21.5 to 22.5 percent of revenue.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional and specialized accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies, including as a result of current U.S. Department of Education rulemaking and recent Congressional review of our industry; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; our use of business technology to accurately store, process and report relevant data; changes in student enrollment including new enrollments and learner persistence; increases in our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its third quarter 2010 results and fourth quarter 2010 outlook during a conference call scheduled today, Oct. 26, 2010, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID 14732536. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Oct. 26, 2010 through Nov. 2, 2010, at 800.642.1687 (domestic) or 706.645.9291 (international), conference ID 14732536. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, human services, information technology, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, public administration, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 137 specializations. More than 38,000 learners were enrolled as of Sept. 30, 2010. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

(In thousands, except par value)

	As of September 30, 2010	As of December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,098	$102,405
Marketable securities	98,522	69,670
Accounts receivable, net of allowance of $3,884 at September 30, 2010 and $2,362 at December 31, 2009	17,202	12,691
Prepaid expenses and other current assets	13,293	6,564
Deferred income taxes	2,166	2,186

Total current assets	210,281	193,516
Property and equipment, net	44,334	37,984

Total assets	$254,615	$231,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,624	$5,027
Accrued liabilities	27,787	24,328
Income taxes payable	—	61
Deferred revenue	9,080	7,876

Total current liabilities	41,491	37,292
Deferred rent	3,353	2,952
Other liabilities	434	434
Deferred income taxes	6,351	6,556

Total liabilities	51,629	47,234

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares —16,531 at September 30, 2010 and 16,763 at December 31, 2009	165	168
Additional paid-in capital	127,232	151,445
Accumulated other comprehensive income	1,055	1,333
Retained earnings	74,534	31,320

Total shareholders’ equity	202,986	184,266

Total liabilities and shareholders’ equity	$254,615	$231,500

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues	$105,010	$83,569	$311,400	$240,100
Costs and expenses:
Instructional costs and services	43,035	34,819	122,196	99,451
Marketing and promotional	29,584	24,927	88,139	73,332
General and administrative	11,384	9,279	34,361	26,331

Total costs and expenses	84,003	69,025	244,696	199,114

Operating income	21,007	14,544	66,704	40,986
Other income, net	504	529	1,530	1,917

Income before income taxes	21,511	15,073	68,234	42,903
Income tax expense	8,033	5,290	25,020	15,244

Net income	$13,478	$9,783	$43,214	$27,659

Net income per common share:
Basic	$0.81	$0.59	$2.58	$1.66

Diluted	$0.80	$0.57	$2.55	$1.62

Weighted average number of common shares outstanding:
Basic	16,634	16,718	16,728	16,707

Diluted	16,807	17,022	16,954	17,038

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)
Operating activities
Net income	$43,214	$27,659
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	6,314	5,372
Depreciation and amortization	13,502	10,641
Amortization of investment premium	1,440	1,255
Asset impairment	18	34
Stock-based compensation	2,438	2,484
Excess tax benefits from stock-based compensation	(4,144)	(2,384)
Deferred income taxes	(21)	(248)
Changes in operating assets and liabilities:
Accounts receivable	(10,825)	(6,828)
Prepaid expenses and other current assets	(3,050)	(1,352)
Accounts payable and accrued liabilities	2,311	9,239
Income taxes payable	7	219
Deferred rent	401	1,586
Deferred revenue	1,204	1,720

Net cash provided by operating activities	52,809	49,397
Investing activities
Capital expenditures	(19,244)	(11,907)
Purchases of marketable securities	(37,884)	—
Sales and maturities of marketable securities	7,150	20,185

Net cash provided by (used in) investing activities	(49,978)	8,278
Financing activities
Excess tax benefits from stock-based compensation	4,144	2,384
Net proceeds from exercise of stock options	6,175	4,943
Repurchase of common stock	(36,457)	(14,729)

Net cash used in financing activities	(26,138)	(7,402)

Net increase (decrease) in cash and cash equivalents	(23,307)	50,273
Cash and cash equivalents at beginning of period	102,405	31,225

Cash and cash equivalents at end of period	$79,098	$81,498

Supplemental disclosures of cash flow information
Income taxes paid	$25,059	$15,294

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$1,760	$981

CAPELLA EDUCATION COMPANY

Other Information

Enrollment by Degree(a):	September 30,
	2010	2009	% Change
PhD/Doctoral	11,620	10,430	11.4%
Master’s	18,451	14,764	25.0%
Bachelor’s	8,368	5,409	54.7%
Other	195	135	44.4%

Total	38,634	30,738	25.7%

(a)	Enrollment as of September 30, 2010 and 2009 is the enrollment as of the last day of classes for the quarter ended September 30, 2010 and 2009, respectively.